UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between
Docket No. 13-028-WA-HC
TRINITY CAPITAL CORPORATION
Los Alamos, New Mexico

and

FEDERAL RESERVE BANK OF
KANSAS CITY
Kansas City, Missouri

      WHEREAS, Trinity Capital Corporation, Los Alamos, New Mexico ("Trinity"), a registered bank holding company, owns and controls Los Alamos National Bank, Los Alamos,  New Mexico (the "Bank"), a national bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Trinity and the Federal Reserve Bank of Kansas City (the "Reserve Bank") to maintain the financial soundness of Trinity so that Trinity may serve as a source of strength to the Bank;

WHEREAS, Trinity and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on September 20, 2013, the board of directors of Trinity, at a duly constituted meeting, adopted a resolution authorizing and directing Jerry Kindsfather to enter into this Agreement on behalf of Trinity, and consenting to compliance with each and every provision of this Agreement by Trinity and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Trinity and the Reserve Bank agree as follows:

Source of Strength

1.            The board of directors of Trinity shall take appropriate steps to fully utilize Trinity's financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831o-1) and section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Agreement entered into with The Comptroller of the Currency on November 20, 2012 and any other supervisory action taken by the Bank's federal regulator.

Dividends and Distributions

2.                 (a)            Trinity shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors.

(b)            Trinity shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)            Trinity and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)            All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Trinity's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Trinity must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.            (a)            Trinity and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

  (b)            Trinity shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4.            Within 60 days of this Agreement, Trinity shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Trinity on a consolidated basis and to provide financial support to the Bank. The plan shall, at a minimum, address, consider, and include:

(a)            The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank's federal regulator;

(b)            the adequacy of the Bank's capital, taking into account the volume of classified credits, its risk profile, the adequacy of the allowance for loan and lease losses, current and projected asset growth, and projected earnings;

(c)             the source and availability of additional funds necessary to fulfill the consolidated organization's and the Bank's future capital requirements on a timely basis;

(d)            supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its regulator; and

(e)            the requirements of section 38A of the FDI Act and section 225.4(a) of Regulation Y of the Board of Governors that Trinity serve as a source of strength to the Bank.

5.            Trinity shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Trinity's capital ratios fall below the approved plan's minimum ratios. Together with the notification, Trinity shall submit an acceptable written plan that details the steps that Trinity will take to increase Trinity's capital ratios to or above the approved plan's minimums.

Cash Flow Projections

6.            Within 60 days of this Agreement, Trinity shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for 2014. Trinity shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2014 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

7.            (a)            In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Trinity shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

    (b)            Trinity shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Progress Reports

8.            Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Approval and Implementation of Plan

9.         (a)            Trinity shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement.

(b)            Within 10 days of approval by the Reserve Bank, Trinity shall adopt the approved capital plan. Upon adoption, Trinity shall promptly implement the approved plan, and thereafter fully comply with it.

(c)            During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

10.            All communications regarding this Agreement shall be sent to:

(a)               Mr. Todd A. Offenbacker
Vice President
Federal Reserve Bank of Kansas City
1 Memorial Drive
Kansas City, Missouri 64198

(b)               Ms. Heather Boone
General Counsel
Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544

Miscellaneous

11.            Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Trinity to comply with any provision of this Agreement.

12.            The provisions of this Agreement shall be binding upon Trinity and its institution affiliated parties, in their capacities as such, and their successors and assigns.

13.            Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

14.            The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Trinity, the Bank, any nonbank subsidiary of Trinity, or any of their current or former institution-affiliated parties and their successors and assigns.

15.            Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 26th day of September, 2013.

TRINITY CAPITAL CORPORATION		FEDERAL RESERVE BANK
OF KANSAS CITY

By:	/s/ Jerry Kindsfather	By:	/s/ Todd A. Offenbacker
	Jerry Kindsfather		Todd A. Offenbacker
	Chairman of the Board		Vice President